Filed Pursuant to Rule 433
Registration No. 333-259205

Royal Bank of Canada Market Linked Securities
Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage
Buffered Downside
Pricipal atRisk Securities Linked to the Nasdaq-100 Index® due December 4, 2023
Term Sheet to Preliminary Pricing Supplement No. WFC180 dated May 3, 2022

Summary of Terms
Issuer:	Royal Bank of Canada
Market Measure:	Nasdaq-100 Index® (the “Index”)
Pricing Date*:	May 27, 2022
Issue Date*:	June 2, 2022
Face Amount and Original Offering Price:	$1,000 per security
Maturity Payment Amount (per security):
•   if the final index level is greater than the initial index level:
$1,000 plus the lesser of: (i) $1,000 × index return × participation rate; and (ii) the maximum return;
•   if the final index level is less than or equal to the initial index level, but greater than or equal to the buffer level:
$1,000; or
•   if the final index level is less than the buffer level:
$1,000 + [$1,000 × index return + buffer amount)]

Stated Maturity Date*:	December 4, 2023
Initial Index Level:	The closing level of the Index on the pricing date
Final Index Level:	The closing level of the Index on the valuation date
Maximum Return:	At least 15% of the face amount per security, to be determined on the pricing date
Buffer Level:	90% of the initial index level
Buffer Amount:	10%
Participation Rate:	200%
Index Return:	final index level – initial index level initial index level
Valuation Date*:	November 27, 2023
Calculation Agent:	RBC Capital Markets, LLC, a wholly-owned subsidiary of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 3.00%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.50% and WFA may receive a distribution expense fee of 0.075%
CUSIP:	78016FJH8
Material Tax Consequences:	See the preliminary pricing supplement.
*subject to change
** In addition, selected dealers may receive a fee of up to 0.10% for marketing and other services
Hypothetical Payout Profile***

***assumes a maximum return equal to the lowest possible maximum return that may be determined on the pricing date.

If the final index level is less than the buffer level, you will have 1-to-1 downside exposure to the decrease in the level of the Index in excess of the buffer amount and will lose some, and possibly up to 90%, of the face amount of your securities at maturity.

The issuer’s initial estimated value of the securities as of the pricing date is expected to be between $904.81 and $954.81 per $1,000 in principal amount, which is less than the public offering price. The final pricing supplement relating to the securities will set forth the issuer’s estimate of the initial value of the securities as of the pricing date. The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. See “Risk Factors” and “Supplemental Plan of Distribution – Structuring the Securities” in the accompanying preliminary pricing supplement for further information.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/1000275/000114036122017450/brhc10036920_fwp.htm

The securities are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act. The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and “Risk Factors” in the accompanying preliminary pricing supplement and prospectus supplement.
This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, prospectus supplement and prospectus before making a decision to invest in the securities.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations
The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying prospectus supplement. Please review those risk disclosures carefully.
Risks Relating to the Terms and Structure of the Securities
•	Your investment may result in a loss of up to 90.00% of your principal
•	You will not receive interest payments on the securities
•	Your yield may be lower than the yield on a standard debt security of comparable maturity
•	Your return is limited and will not reflect the return of owning the common stocks underlying the Index
•	The amount to be paid at maturity is not linked to the level of the Index at any time other than the valuation date
•	Owning the securities is not the same as owning the common stocks underlying the Index
•	The securities will be debt obligations of Royal Bank of Canada. No other company or entity will be responsible for payments under the securities
•	Significant aspects of the tax treatment of the securities are uncertain
Risks Relating to the Secondary Market for the Securities
•	There may not be an active trading market for the securities
•	Many factors affect the market value of the securities
Risks Relating to the Index
•	Changes that affect the Index will affect the market value of the securities and the maturity payment amount
•	We have no affiliation with the Index Sponsor and will not be responsible for any actions taken by the Index Sponsor
•	Historical levels of the Index should not be taken as an indication of the future levels of the Index during the term of the securities
•	An investment in the securities is subject to risks relating to non-U.S. companies
Risks Relating to the Initial Estimated Value of the Securities
•	Our initial estimated value of the securities will be less than the initial public offering price
•	The price, if any, at which you may be able to sell your securities prior to maturity may be less than the initial public offering price and our initial estimated value
•	The initial estimated value of the securities is an estimate only, calculated as of the time the terms of the securities are set
Risks Relating to Conflicts of Interest
•	Hedging transactions may affect the return on the securities
•	Potential conflicts of interest could arise
•	The calculation agent may postpone the valuation date and, therefore, determination of the Final Index Level and the maturity date if a market disruption event occurs on the valuation date
•	There are potential conflicts of interest between you and the calculation agent

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling your financial advisor or by calling Royal Bank of Canada toll-free at 1-877-688-2301.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.